Exhibit 99.1

Sangui BioTech International , Inc.

1393 North Bennett Circle

Farmington, Utah  84025

c/o SanguiBioTech GmbH

Alfred-Herrhausen-Str. 44

D-58455 Witten

SanguiBioTech and SanderStrothmann Establish Joint Venture

Sangui Sells Hemospray Marketing and Sales License to New Company

Witten, Germany, December 20, 2010 - SanguiBioTech GmbH, Witten, Germany, and SanderStrothmann GmbH, Georgsmarienhuette, Germany, have established a joint venture company under the name of sastOmed GmbH. The respective agreements and articles were now signed, and recorded by a notary.

It is the purpose of the new company to obtain the CE mark certification of the Hemospray wound spray and to start producing, marketing and distributing the product on a global scale. To this effect, Sangui has granted sastOmed GmbH comprehensive and exclusive licenses on a global scale. Project management, financing and execution of the projected activities will be taken care of by the joint venture which will be headed by Michael Sander and Rene Strothmann, Managing Directors of SanderStrothmann GmbH, who in addition will contribute their experience in product development and their proven industry contacts and cooperations.

Under the terms of the contracts sastOmed will pay a milestone-based downpayment as compensation for the licenses and has granted Sangui royalties on all future sales of the product. The parties agreed not to disclose any further details of the agreements and articles.

Hubertus Schmelz, Managing Director of SanguiBioTech GmbH emphasized: "Since 2004, it was one of our key strategic goals to cooperate with an industry partner with the financial and operating power and expertise to successfully develop, promote, and market our key products. The joint venture and licensing agreement is a decisive breakthrough on our way to reaching our goals." SanguiBioTech GmbH will now be in the position to focus on its other cosmetics and wound management products as well as on long term projects such as the artificial oxygen carrier.

SanguiBioTech GmbH is a ninety percent subsidiary of Sangui Biotech International, Inc.

(www.pinksheets.com SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projections of results of operation or financial condition or stat other “forward-looking” information.  These statements are subject o known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.